UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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J.P. Morgan Exchange-Traded Fund Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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J.P. Morgan Exchange-Traded Fund Trust 277 Park Avenue, New York, NY 10172

August 7, 2019

Dear Valued Shareholder,

We still need your help. You should have received from us an initial communication, and a follow-up letter, regarding the August 22nd special meeting of shareholders of your Fund(s). Our records indicate that we have not yet received your important proxy vote.

We thank you for investing with J.P. Morgan ETFs, and we value your time. We apologize for the additional follow-up on this matter. However, it is critical to the business of the Funds that we receive your proxy voting instructions by August 22nd.

The purpose of the Meeting is to ask shareholders of the Funds to vote to approve a new management agreement with J.P. Morgan Investment Management Inc., the Funds’ investment adviser (“JPMIM”), which will implement a unitary fee structure. If approved, this proposal will NOT result in an increase in a Fund’s current net expense ratio or change the level of services provided by JPMIM. This change is intended to benefit shareholders by eliminating the downside risk that Fund fees might increase during periods when Fund expenses increase or when Fund assets decline (making such expenses a larger percentage of Fund assets), particularly if current expense caps were changed or allowed to expire in the future. The Board of Trustees of the J.P. Morgan Exchange-Traded Fund Trust recommends that you vote “FOR” the proposal.

Details of the special meeting are described in the proxy statement that has been sent to all shareholders. If you have any proxy related questions, please call 1-800-848-3374 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

Please help us by casting your vote today!

Sincerely,

Joanna Gallegos

President, J.P. Morgan Exchange-Traded Fund Trust

How do I vote? There are three convenient methods for casting your important proxy vote:

1.	Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

2.	Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

3.	Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

We would be very grateful if you would use any one of the three voting methods listed above to ensure that your vote is recorded by, or before, August 22, 2019.

OBO

J.P. Morgan Exchange-Traded Fund Trust 277 Park Avenue, New York, NY 10172

August 7, 2019

Dear Valued Shareholder,

We still need your help. You should have received from us an initial communication, and a follow-up letter, regarding the August 22nd special meeting of shareholders of your Fund(s). Our records indicate that we have not yet received your important proxy vote.

We thank you for investing with J.P. Morgan ETFs, and we value your time. We apologize for the additional follow-up on this matter. However, it is critical to the business of the Funds that we receive your proxy voting instructions by August 22nd.

The purpose of the Meeting is to ask shareholders of the Funds to vote to approve a new management agreement with J.P. Morgan Investment Management Inc., the Funds’ investment adviser (“JPMIM”), which will implement a unitary fee structure. If approved, this proposal will NOT result in an increase in a Fund’s current net expense ratio or change the level of services provided by JPMIM. This change is intended to benefit shareholders by eliminating the downside risk that Fund fees might increase during periods when Fund expenses increase or when Fund assets decline (making such expenses a larger percentage of Fund assets), particularly if current expense caps were changed or allowed to expire in the future. The Board of Trustees of the J.P. Morgan Exchange-Traded Fund Trust recommends that you vote “FOR” the proposal.

Details of the special meeting are described in the proxy statement that has been sent to all shareholders. If you have any proxy related questions, or would like to cast your proxy vote by phone, please call 1-800-848-3374 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

Please help us by casting your vote today!

Sincerely,

Joanna Gallegos

President, J.P. Morgan Exchange-Traded Fund Trust

How do I vote? There are four convenient methods for casting your important proxy vote:

1.

Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 1-800-848-3374. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

2.	Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3.	Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

4.	Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

We would be very grateful if you would use any one of the four voting methods listed above to ensure that your vote is recorded by, or before, August 22, 2019.

NOBO